Exhibit 99.1

                        OZOLUTIONS REPORTS POSSIBLE SCAM



         TORONTO:-(BUSINESS WIRE - July 17, 2004. Ozolutions Inc. (OTCBB: OZLU) is issuing this press release to advise its shareholders and public investors of a possible scam involving private offers to purchase Ozolutions common stock.

         Ozolutions has been contacted by several of its shareholders recently regarding offers they received to purchase their shares in Ozolutions at prices as high as $10 - $12 per share, which Ozolutions believes to be a grossly inflated price based on Ozolutions current market price and operations. In connection with the offer, the shareholder is requested to pay up-front a fee or deposit equal to 10% of the purchase price for the shares. For example, a shareholder holding 10,000 shares would be offered $120,000.00 for his stock, and be requested to pay a fee or deposit prior to purchase of $12,000.

         Ozolutions is skeptical that any shareholder will actually receive payment for any of his shares after the shareholder pays the up-front fee or deposit. Our skepticism is based on the false statements made by persons offering to purchase the shares. For example, one person who contacted a shareholder stated he was an employee of Ozolutions and that Max Weissengruber, President of Ozolutions, was on a month long vacation. None of these statements are true. Other callers offering to purchase shares have indicated that they are paying a high share price because of a pending hostile takeover of Ozolutions. Ozolutions has no knowledge of any person or group attempting a takeover.

         Ozolutions urges all shareholders to be extremely cautious with any offers to purchase their shares that requires them to pay any fee or deposit prior to purchase. Should you receive such an offer, we urge you to report the matter to your local authorities for investigation.

Contact:
Ozolutions Inc.
President
Max Weissengruber
(416)-490-0254